 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
October 23, 2013 (October 21, 2013)

SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Commission File No. 001-34269

Delaware	74-2657168
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9220 Kirby Drive, Suite 500, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(c). Appointment of Certain Officers:

On October 23, 2013, the Company announced the appointment of Brandon Beaver as Senior Vice President of Sales. Mr. Beaver has been a key member of the sales force of the Company for over three years and is directly responsible for closing and/or managing key customer accounts totaling over $5.4 in annual revenue.   Mr. Beaver has been in the health care industry in varying sales and sales and marketing leadership roles for nearly 20 years.  Prior to joining Sharps in 2010, he was the Executive Vice President of Sales and Marketing at AIMS/Allied Care, a third party administrator and managed care company.  He is a graduate of Portland State University with a Bachelor of Science degree in Economics.

 A copy of the press release issued by the Company regarding the above appointment is attached hereto as Exhibit 99.1.

Mr. Beaver executed a letter agreement with the Company, pursuant to which he agreed to serve as the Senior Vice President of Sales of the Company effective on October 21, 2013. The offer letter provides that Mr. Beaver will receive an annual base salary of $210,000 (payable at the bi-weekly rate of $8,076.92).  In connection with the appointment, Mr. Beaver received an option to purchase 100,000 shares of the Company's common stock under the Sharps Compliance Corp. 2010 Stock Plan. The option has a seven (7) year term and vests at the rate of 25% per year (at each of the first four anniversary dates). The exercise price of the option is the closing price on the date of the grant which is $3.01 per share.

Item 5.02(e). Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.02(c) above regarding the compensation arrangements are hereby incorporated by reference.

Item 5.02(b). Departure of Directors or Certain Officers.

On October 23, 2013, the Company announced Berkley Nelson, the former Senior Vice President of Sales, has departed the Company to pursue other opportunities.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between Sharps Compliance, Inc. and Brandon Beaver effective October 21, 2013.

99.1	Sharps Compliance Announces New Leadership for Sales Team

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 23, 2013	By:	/s/ DIANA P. DIAZ
Diana P. Diaz
Vice President and Chief Financial Officer